Exhibit 99

Contacts: Stacey Sullivan, Media Relations	Tony Laday, Investor Relations
(800) 775-7290	(972) 770-8890

BRINKER INTERNATIONAL REPORTS YEAR OVER YEAR INCREASE IN FOURTH QUARTER FISCAL 2011 EPS; COMPARABLE RESTAURANT SALES AND TRAFFIC UP 2.6%

DALLAS (Aug. 11, 2011) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal fourth quarter and year ended June 29, 2011. Brinker’s fourth quarter of fiscal 2010 contained an additional operating week compared to fiscal 2011, which contributed approximately $52 million of incremental revenue and nine cents of incremental earnings per diluted share in the fourth quarter of fiscal 2010. The information and comparisons presented in this release related to fiscal 2010 include the impact of the additional operating week unless otherwise noted.

Highlights for the fourth quarter of fiscal 2011 include the following:

•	Earnings per diluted share from continuing operations, before special items, increased to $0.48 compared to $0.44 for the fourth quarter of fiscal 2010 (see non-GAAP reconciliation below)

•	On a GAAP basis, earnings per diluted share from continuing operations increased to $0.49 from $0.42 in the fourth quarter of the prior year

•

Customer traffic at company-owned restaurants increased 2.6 percent consisting of a 2.1 percent increase at Chili’s and a 5.8 percent increase at Maggiano’s resulting in the seventh consecutive quarterly increase for Maggiano’s (13 weeks vs. 13 weeks)

•

Comparable restaurant sales at company-owned restaurants increased 2.6 percent consisting of a 2.1 percent increase at Chili’s and a 5.7 percent increase at Maggiano’s, the sixth consecutive quarterly increase for Maggiano’s (13 weeks vs. 13 weeks)

•	Total revenues decreased 3.4 percent to $717.5 million primarily driven by a 7.5 percent decrease in capacity due to the additional operating week in the fourth quarter fiscal 2010

•	Restaurant operating margin[1] was flat compared to the prior year at 18.3 percent

•	Cash flows provided by operating activities were $260.0 million and capital expenditures totaled $70.4 million for the fiscal year 2011

•

The company repurchased approximately 2.5 million shares of its common stock for $62.9 million in the fourth quarter resulting in a total of approximately 20.6 million shares for $420.0 million in fiscal year 2011

•	The company paid a dividend of 14 cents per share

•

Subsequent to year end, the company executed a new unsecured senior credit facility revising the previous credit facility and increasing the total capacity from $400 million to $500 million. The maturity date of the new credit facility is August 2016

[1]	Restaurant operating margin is defined as Revenues less Cost of sales, Restaurant labor and Restaurant expenses.

“Brinker’s performance in fiscal 2011 demonstrates we’re delivering on our promise of strengthening our business model and driving top line sales and traffic growth, especially considering that during the fourth quarter, we were up against an extra operating week from 2010. The strategies we laid out 18 months ago continue to gain traction, driving positive sales and traffic growth that outpaced the bar and grill segment. Looking ahead to fiscal 2012, we’ll continue to build on our momentum from 2011 and we’re confident we’ll achieve our goal of doubling Brinker’s earnings per share by 2015,” said Doug Brooks, President and Chief Executive Officer.

Table 1: Monthly, Q4 and FY comparable restaurant sales1

Company-owned, reported brands and franchise; percentage

	April	May	June	Q4 11	Q4 10[2]	FY 11	FY 10[2]
Company-Owned	2.0	2.7	3.2	2.6	(3.4)	(1.2)	(4.2)
Chili’s
Comparable Restaurant Sales	1.5	2.5	2.6	2.1	(4.1)	(2.0)	(4.6)
Pricing Impact	1.4	1.3	1.4	1.1	1.3	1.1	1.5
Mix-Shift	(1.4)	(1.0)	(1.6)	(1.1)	1.0	0.0	(1.2)
Traffic	1.5	2.2	2.8	2.1	(6.4)	(3.1)	(4.9)
Maggiano’s
Comparable Restaurant Sales	5.4	4.2	7.6	5.7	1.3	3.9	(1.2)
Pricing Impact	0.8	1.2	0.8	1.0	0.1	0.6	0.5
Mix-Shift	(0.8)	(2.2)	(0.1)	(1.1)	0.2	(0.6)	(1.2)
Traffic	5.4	5.2	6.9	5.8	1.0	3.9	(0.5)

Franchise[3]				3.1	(3.1)	(1.5)	(4.8)
Domestic Comparable Restaurant Sales				1.5	(4.7)	(3.2)	(5.9)
International Comparable Restaurant Sales				7.7	2.7	3.5	(1.2)

System-wide[4]				2.8	(3.3)	(1.3)	(4.4)

[1]	Amounts are calculated based on comparable 13 weeks in each fiscal quarter and comparable 52 weeks in each fiscal year.
[2]	Brinker International comparable restaurant sales for prior year exclude the impact of discontinued operations.
[3]

Although franchise comparable sales are not derived from sales attributable to the company, including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development. The company generates royalty revenue and advertising fees based on franchisee sales, where applicable.

[4]	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchisee operated restaurants.

The company’s fiscal 2010 consisted of 53 weeks compared to 52 weeks for fiscal 2011. We have calculated comparable periods for fiscal 2010 and fiscal 2011 to both contain 13 weeks for the quarter and 52 weeks for the fiscal year. However, the current quarter contains a one week calendar shift compared to the prior year. The comparable restaurant sales percentages above have not been adjusted to reflect the one week calendar shift. Considering this shift, company-owned comparable restaurant sales were 2.2 percent for April, 4.0 percent for May and 3.3 percent for June, resulting in 3.1 percent for the fourth quarter and (1.2) for the fiscal year 2011. Management believes the adjusted presentation provides a useful performance comparison to the fourth quarter of fiscal 2010 (see adjusted comparable restaurant sales at Table 4).

Quarterly Operating Performance

CHILI’S fourth quarter revenues of $603.9 million represent a 4.7 percent decrease from $633.8 million in the prior year period (13 weeks vs. 14 weeks) driven by a net decrease in capacity of 7.5 percent due to the impact of the 53rd week in the prior year, partially offset by increased guest traffic and menu prices. Chili’s operating margin decreased slightly compared to prior year primarily due to the additional operating week in the prior year period. Successful labor savings initiatives and favorable cost of sales from improved product mix drove margin improvements in the current year. These improvements were partially offset by higher restaurant manager bonuses resulting from improved restaurant performance and higher vacation expense due to a nonrecurring change in estimate.

MAGGIANO’S fourth quarter revenues were $96.1 million and comparable restaurant sales increased 5.7 percent primarily driven improved traffic. Restaurant operating margin improved compared to prior year primarily due to decreased restaurant labor, partially offset by the impact of fixed cost leverage in the prior year resulting from the additional operating week.

ROYALTY AND FRANCHISE revenues totaled $17.5 million for the quarter, an increase of 4.8 percent over the prior year driven primarily by 23 international and six domestic net openings. International comparable restaurant sales increased 7.7 percent while domestic franchise comparable restaurant sales increased 1.5 percent. Brinker franchisees generated approximately $412 million in sales2 for the fourth quarter of fiscal 2011, an increase of 5.9 percent over the prior year, excluding the 53rd week.

“The initial investments we’ve made to improve our overall guest experience resulted in Brinker achieving its fifth consecutive month of positive sales and traffic. And due to our continued focus on operational execution and cost management, restaurant operating margin was flat at 18.3 percent, even though we had one less operating week this year. We look forward to continuing this momentum into fiscal 2012 and delivering long term value to our shareholders,” said Guy Constant, Executive Vice President and Chief Financial Officer.

Other

General and administrative expense decreased $0.9 million for the quarter primarily due to decreased salaries from lower headcount and one less week of salary expense due to the 53rd week in the prior year. These reductions were partially offset by a decrease in income resulting from the expiration of the transition services agreement with Macaroni Grill and increased performance based compensation.

Excluding the impact of special items, the effective income tax rate from continuing operations increased to 28.9 percent in the current quarter from 24.3 percent in the same quarter last year driven by increased earnings for the year and the positive impact of resolved tax positions in the prior year. The effective income tax rate increased to 24.4 percent in the current quarter as compared to 23.7 percent in the same quarter last year primarily due to increased earnings for the year and a decrease in available tax credits.

Non-GAAP Reconciliation

The company believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Table 2: Reconciliation of income from continuing operations before special items

Q4 11 and Q4 10; $ millions and $ per diluted share after-tax

	Q4 11	EPS Q4 11	Q4 10	EPS Q4 10
Income from Continuing Operations	41.9	0.49	43.1	0.42
Other (Gains) and Charges	1.5	0.02	2.1	0.02
Adjustment for Tax Items	(2.2)	(0.03)	—	—

Income from Continuing Operations before Special Items	41.2	0.48	45.2	0.44

[2]	Royalty revenues are recognized based on the sales generated and reported to the company by its franchisees.

Table 3: Reconciliation of income from continuing operations before special items

FY 11 and FY 10; $ millions and $ per diluted share after-tax

	FY 11	EPS FY 11	FY 10	EPS FY 10
Income from Continuing Operations	141.1	1.53	103.7	1.01
Other (Gains) and Charges	6.6	0.07	18.0	0.17
Adjustment for Tax Items	(7.6)	(0.08)	(3.0)	(0.03)

Income from Continuing Operations before Special Items	140.1	1.52	118.7	1.15

Credit Facility

On August 9, 2011, the company executed a new unsecured senior credit facility revising the previous credit facility and increasing the total capacity from $400 million to $500 million. The maturity date of the new credit facility is August 2016. The facility includes a $250 million revolver and a $250 million term loan. As a result of this transaction, the company will be required to expense approximately $2.8 million of deferred financing fees in the first quarter of fiscal 2012. Joint lead arrangers for this transaction were Bank of America Merrill Lynch, JPMorgan and Regions Bank.

Fiscal 2012 Outlook

The company anticipates earnings per diluted share from continuing operations, before special items, to be between $1.80 to $1.95. Earnings are based on the following expectations:

•	Revenues and full-year comparable restaurant sales are projected to increase two to three percent

•	Cost of sales is projected to be 27 to 27.5 percent of revenues

•	Depreciation expense is expected to range between $130 to $135 million, assuming capital expenditures of $155 to $165 million

•	General and administrative spend is expected to be slightly higher at $135 to $140 million

•	Operating margin is projected to improve approximately 50 basis points

•	Interest expense is expected to be flat

•	Excluding the impact of special items, the effective income tax rate is projected to be approximately 29 percent

•	Free cash flow will be $125 to $135 million

•	Diluted weighted average shares outstanding will be 80 to 83 million

The company believes that providing fiscal 2012 earnings per diluted share guidance provides investors the appropriate insight into the company’s ongoing operating performance.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (Aug. 11). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Sept. 8, 2011.

Additional financial information, including statements of income which detail continuing operations excluding special items, franchise development and royalty fees, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

•	SEC Form 10-K for fiscal 2011 filing on or before Aug. 29, 2011; and

•	First quarter earnings release, before market opens, Oct. 26, 2011.

About Brinker

Brinker International Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,579 restaurants under the names Chili’s® Grill & Bar (1,534 restaurants) and Maggiano’s Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano’s Macaroni Grill®.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Period Ended	Fourteen Week Period Ended	Fifty-Two Week Period Ended	Fifty-Three Week Period Ended
	June 29, 2011	June 30, 2010	June 29, 2011	June 30, 2010
Revenues	$717,488	$743,060	$2,761,386	$2,858,498
Operating Costs and Expenses:
Cost of sales	193,323	205,563	742,283	816,015
Restaurant labor (a)	228,127	236,716	886,559	926,474
Restaurant expenses	164,854	164,720	655,060	660,922
Depreciation and amortization	31,564	32,860	128,447	135,832
General and administrative	35,810	36,735	132,834	136,270
Other gains and charges (b)	2,465	3,184	10,783	28,485

Total operating costs and expenses	656,143	679,778	2,555,966	2,703,998

Operating income	61,345	63,282	205,420	154,500
Interest expense	6,902	8,257	28,311	28,515
Other, net	(1,042)	(1,478)	(6,220)	(6,001)

Income before provision for income taxes	55,485	56,503	183,329	131,986
Provision for income taxes	13,566	13,405	42,269	28,264

Income from continuing operations	41,919	43,098	141,060	103,722
Income from discontinued operations, net of taxes	—	20,517	—	33,982

Net Income	$41,919	$63,615	$141,060	$137,704

Basic net income per share:
Income from continuing operations	$0.50	$0.42	$1.55	$1.02

Income from discontinued operations	$—	$0.20	—	$0.33

Net income per share	$0.50	$0.62	$1.55	$1.35

Diluted net income per share:
Income from continuing operations	$0.49	$0.42	$1.53	$1.01

Income from discontinued operations	$—	$0.20	$—	$0.33

Net income per share	$0.49	$0.62	$1.53	$1.34

Basic weighted average shares outstanding	83,888	101,934	90,807	102,287

Diluted weighted average shares outstanding	85,906	102,791	92,320	103,044

(a)	Restaurant labor includes all compensation related expenses, including benefits and incentive compensation, for restaurant employees at the general manager level and below. Labor related expenses attributable to multi-restaurant (or above-restaurant) supervision is included in Restaurant expenses.
(b)	Current quarter Other gains and charges primarily includes $1.0 million of lease termination charges related to prior year closures and $0.8 million in long-lived asset impairments. In the first nine months of fiscal 2011, Other gains and charges primarily includes $4.6 million of severance costs and $3.8 million related to the closure and impairment of certain underperforming restaurants. Prior quarter Other gains and charges primarily includes $4.6 million of long-lived asset impairments, partially offset by $1.3 million in gains on the sale of land. In the first nine months of fiscal 2010, Other gains and charges primarily includes $28.4 million of long-lived asset impairments, restaurant closure and lease termination charges, partially offset by a $2.8 million gain on the sale of 21 restaurants to a franchisee.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 29, 2011	June 30, 2010
	(Unaudited)
ASSETS
Current assets	$221,360	$501,067
Net property and equipment (a)	1,056,279	1,129,077
Total other assets	206,929	221,960

Total assets	$1,484,568	$1,852,104

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$22,091	$16,866
Current liabilities	383,510	433,011
Long-term debt, less current installments	502,572	524,511
Other liabilities	137,485	148,968
Total shareholders’ equity	438,910	728,748

Total liabilities and shareholders’ equity	$1,484,568	$1,852,104

(a)	At June 29, 2011, the company owned the land and buildings for 189 of the 868 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $142.6 million and $132.8 million, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fifty-Two Week Period Ended	Fifty-Three Week Period Ended
	June 29, 2011	June 30, 2010
Cash Flows From Operating Activities:
Net income	$141,060	$137,704
Income from discontinued operations, net of taxes	—	(33,982)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	128,447	135,832
Restructure charges and other impairments	8,427	31,766
Changes in assets and liabilities	(17,946)	26,082

Net cash provided by operating activities of continuing operations	259,988	297,402

Cash Flows from Investing Activities:
Payments for property and equipment	(70,361)	(60,879)
Proceeds from sale of assets	8,696	26,603
Investment in equity method investee	(2,896)	—
Decrease in restricted cash	—	29,749

Net cashused in investing activities of continuing operations	(64,561)	(4,527)

Cash Flows from Financing Activities:
Purchases of treasury stock	(422,099)	(22,868)
Payments of dividends	(53,185)	(34,448)
Proceeds from issuances of treasury stock	33,057	2,396
Payments on long-term debt	(16,127)	(391,046)
Net proceeds from issuance of long-term debt	—	196,389
Excess tax benefits from stock-based compensation	291	139

Net cash used in financing activities of continuing operations	(458,063)	(249,438)

Cash Flows from Discontinued Operations:
Net cash provided by operating activities	—	39,033
Net cash used in investing activities	—	167,998

Net cash provided by discontinued operations	—	207,031

Net change in cash and cash equivalents	(262,636)	250,468
Cash and cash equivalents at beginning of period	344,624	94,156

Cash and cash equivalents at end of period	$81,988	$344,624

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Fourth Quarter Net Openings/(Closings) Fiscal 2011	Total Restaurants June 29, 2011	Net Openings Fiscal 2011
Company-Owned Restaurants:
Chili’s	—	824	(3)
Maggiano’s	—	44	—

	—	868	(3)

Franchise Restaurants:
Chili’s	(1)	475	6
International(a)	9	236	23

	8	711	29

Total Restaurants:
Chili’s	(1)	1,299	3
Maggiano’s	—	44	—
International	9	236	23

	8	1,579	26

(a)	At June 29, 2011, international franchise restaurants by brand were 235 Chili's and one Maggiano’s.

Table 4: Q4 comparable restaurant sales adjusted for 53rd week calendar shift

Q4 11, company-owned and reported brands; percentage

	April	May	June	Q4 F11	FY F11
Company-Owned
Comparable Restaurant Sales	2.0	2.7	3.2	2.6	(1.2)
Adjustment for 53rd week calendar shift	0.2	1.3	0.1	0.5	—

Adjusted Comparable Restaurant Sales	2.2	4.0	3.3	3.1	(1.2)

Chili’s
Comparable Restaurant Sales	1.5	2.5	2.6	2.1	(2.0)
Adjustment for 53rd week calendar shift	0.2	1.3	0.2	0.6	0.1

Adjusted Comparable Restaurant Sales	1.7	3.8	2.8	2.7	(1.9)

Maggiano’s
Comparable Restaurant Sales	5.4	4.2	7.6	5.7	3.9
Adjustment for 53rd week calendar shift	0.2	1.4	(0.9)	0.3	(0.1)

Adjusted Comparable Restaurant Sales	5.6	5.6	6.7	6.0	3.8

FOR ADDITIONAL INFORMATION, CONTACT:

TONY LADAY

INVESTOR RELATIONS

(972) 770-8890

6820 LBJ FREEWAY

DALLAS, TEXAS 75240